Exhibit 10.1

August 12, 2008

Mr. Jeffrey J. Kyle

2905 Paseo Robles Ave.

San Martin, CA  95046

Re:  Termination of Employment  -  Agreement and Settlement of Waivable Claims

Dear Jeff,

This letter agreement (the “Agreement”) presents the terms, conditions, understandings, and agreements reached between You and Power-One arising from the end of Your employment by Power-One.

You acknowledge that You have the opportunity, should You desire, to consult with an attorney of Your choice prior to executing this Agreement.  You have twenty-one (21) days from the date of this letter within which to consider this Agreement.

You also acknowledge that if You execute this Agreement, You may revoke this Agreement within seven (7) days following its execution by You, and that, unless You revoke this Agreement, it will become binding and irrevocable on and after the date at which Your seven (7) day revocation period expires.  Notice of Your desire to revoke this Agreement should be made via telephone to the undersigned, and confirmed by written notice addressed to the undersigned and either hand delivered or sent via certified mail to Power-One at the address noted above.

In consideration of the respective promises, releases, and commitments stated in this Agreement, You and Power-One (collectively referred to as “the Parties” and individually referred to in this Agreement as “You” or “Power-One”) agree as follows:

(1)                                  Release from Responsibilities/Termination.  Your employment with Power-One, Inc. has terminated effective July 31, 2008  (Your “Separation Date”).  You confirm that You have been released as an employee of Power-One (and of any other subsidiary or affiliate of Power-One) effective as of Your Separation Date.  You confirm that You resigned as an officer, director, employee, member, manager and in any other capacity with Power-One and each of its affiliates effective as of the Separation Date, and that You currently hold no such position with Power-One or any of its affiliates.  Power-One confirms that it and each of its affiliates accepted such resignation effective as of the Separation Date.

(2)                                  Convertible Notes Lock-Up Letter Agreement/Company Insider Trading Restrictions.  In light of the Lock-Up Letter Agreement signed by You on June 10, 2008 in connection with Power-One’s 2008 Convertible Notes financing transaction, Power-One will continue to maintain online blocking of your Power-One equity award grants held at E*Trade, as the administrative brokerage for Your stock options and equity grants, until the expiration of the applicable lock-up period (or any a under the Lock-Up Letter Agreement.  Upon the expiration of the lock-up period, Power-One agrees it will promptly notify E*Trade that You are then no longer subject to any further Power-One oversight or control for the purposes of trading of any Power-One stock options or equity awards.  In accordance with the Lock-Up Letter Agreement if the lock-up period is extended, Power-One will only make this notification upon the expiration of the extended lock-up period.  You acknowledge that You are personally responsible for complying with Your obligations and commitments under the Lock-Up Letter Agreement.  You further acknowledge that You are personally responsible for complying with all applicable securities laws regarding trading while in possession of material inside information.

(3)                                  Section 16 Officer Status/SEC Reporting Requirements.  You and Power-One acknowledge and agree that as of the Separation Date, You will cease to be considered an officer of Power-One who is subject to Section 16 of the Securities Exchange Act of 1934.  Power-One will arrange for necessary public filings and reports, as applicable, which confirm and memorialize this Section 16 status change, and such other reports (e.g. 8-K, 10-Q) as are required.  You may be subject to certain additional filings, Section 16 considerations, or other SEC rules and regulations relating to Your status vis-à-vis Power-One for a period of up to six (6) months following the Separation Date, in the event You engage in any transaction in Power-One common stock.  You are encouraged to coordinate with Randy Holliday, Power-One’s General Counsel, and to consult with your own personal legal advisor, as may be relevant for any transaction in Company stock within a period of up to six (6) months following the Separation Date.

(4)                                  Consideration/Severance Benefits.

(a)                                  Salary and Benefits-  Power-One agrees to continue to pay You, as severance pay, at the rate of $4,461.54 per week, less applicable withholding, for the time period from August 1, 2008 through January 30, 2009 (the “Payment Period”) per Power-One’s payroll practices.  Such payments will be made in accordance with Power-One’s standard payroll practices.  You will not be entitled to accrual of any other compensation benefits, including, but not limited to, allowances, PTO accruals, incentive payments or bonuses, or employer matching of any 401K plan contributions, during the Payment Period.  All participation in or eligibility to make any further contributions to any Power-One retirement, or comparable plan (e.g. 401K) will end as of Your Separation Date.

(b)                                 Benefits continuation under COBRA-  In the event You elect to continue medical, dental, and/or vision insurance coverage following Your Separation Date, via election to secure coverage under COBRA rights, Power-One agrees to pay seventy-five percent (75%) of the applicable total COBRA premium that is payable for Your elected COBRA coverage(s) during Your Payment Period.

Payment of the full COBRA premium will be made directly to the insurance company(ies) by Power-One.  However, You will be responsible for paying Your portion (i.e. twenty-five percent (25%)) of the applicable premium, by way of Your payment directly to Power-One.

Below is the amount You will be responsible for paying to Power-One for COBRA coverage continuation during the Payment Period.

Coverage Elected

Through Date	Your Amount Due:	Payment Due Date:

1. 8/31/2008	$422.58	11/13/2008

2. 9/30/2008	$422.58	11/13/2008

3. 10/31/2008	$422.58	11/13/2008

4. 11/30/2008	$422.58	11/13/2008

5. 12/31/2008	$422.58	12/01/2008

6. 01/31/2009	$422.58	01/01/2009

Payments of the applicable amount due from You are to be made by check payable to “Power-One, Inc.” and sent be mail to

Power-One, Inc.

740 Calle Plano

Camarillo, CA 93012

Attn:  Human Resources

If we do not receive payments when due, we will assume You have decided to cancel coverage and we will immediately notify the insurance company of Your cancellation. It is Your responsibility to ensure that all payments are received by Power-One by their due dates.

(c)                                  Your entitlement to the provisions of paragraph 4 (b) will end if and when You become eligible to participate in any medical benefits coverage provided by any new employer.  Additionally, all COBRA premiums due and payable after the end of Your Payment Period will be Your sole responsibility, as outlined in separate COBRA rights information previously provided to You by Power-One.

(d)                                 Office Equipment-                                                You will be allowed to retain the current laptop computer, You have used during Your employment with Power-One, including its docking station, spare battery, power supply, and all licensed software loaded on the computer.  Your retention of this equipment is subject to Your cooperation with Power-One in removing and/or arranging for the transfer from the computer of all proprietary information, files, etc. of Power-One.  You will also be allowed to retain your mobile phone number 408-623-9023 which will be transferred per Your instructions to a personal provider of Your choice for ongoing service at Your expense.

(e)                                  Outplacement Services Reimbursement- Power-One shall reimburse Your costs for reasonable outplacement services during the “Payment Period” following the Separation Date up to a maximum of $13,900 (thirteen thousand nine hundred and 00/100 dollars), payable monthly in arrears (but in no circumstances later than March 15, 2009) upon Power-One’s receipt of satisfactory invoices (the “Outplacement Benefits”).

(5)                                  Equity Awards (i.e. stock options and stock unit awards).

You and Power-One acknowledge that You have certain rights under the Power-One equity award grant(s) noted in the following table:

GRANT NO.	DATE OF GRANT	SHARES GRANTED	SHARES EXERCISABLE as of Your Separation Date 7/31/2008
00002460	1/27/2003	25,000	25,000
00002907	7/21/2004	40,000	40,000
00002960	5/17/2005	40,000	0
00003024	7/31/2006	10,000	0
00003088	3/19/2007	50,000	0
00003097	5/15/2007	100,000	0

ALL RIGHTS OF VESTING IN AND TO EQUITY AWARDS CEASE AS OF YOUR SEPARATION DATE.

PURSUANT TO APPLICABLE TERMS OF YOUR EQUITY AWARD GRANTS, YOU WILL HAVE UNTIL 10/29/2008  (I.E. ,YOUR “LAST EXERCISE DATE,” WHICH IS 90 DAYS AFTER YOUR SEPARATION DATE) TO EXERCISE ANY VESTED STOCK OPTIONS, AFTER WHICH DATE ALL RIGHTS TO EXERCISE VESTED STOCK OPTIONS WILL EXPIRE.

ANY STOCK UNITS THAT HAVE OR WILL HAVE VESTED AS OF YOUR SEPARATION DATE, ARE FULLY PAID SHARES OF POWER-ONE, INC., THAT YOU OWN IN FULL.  EXCEPT AS NOTED ABOVE IN PARAGRAPH (2) REGARDING THE LOCK-UP AGREEMENT THERE ARE NO RESTRICTIONS, TIME LIMITS, EXPIRATION DATES, OR OTHER LIMITATIONS UPON YOUR OWNERSHIP OF THESE SHARES, OR ON YOUR FREEDOM TO HOLD, SELL, EXCHANGE, DONATE, OR DISPOSE OF ANY OR ALL OF SUCH SHARES.

Nothing in this Agreement in any way supersedes, modifies, or amends any provision of the Power-One, Inc. Stock Option Plan.  Your election to exercise vested stock options, and all aspects and procedures governing administration of such options, will be subject to and governed by the Plan.  In the event of any inconsistency between this Agreement and the terms and conditions of the Plan, the Plan shall prevail.

(6)                                  Confidential Information.  You agree to continue to comply with the terms and conditions of any employee confidentiality agreement previously entered into between You and Power-One.

(7)                                  Access to Information.

(a)          You agree to provide Power-One, or assist Power-One in retrieving, all information, records, or other materials belonging or relating to Power-One or Your services with Power-One, in whatever recorded or retrievable form, which are or have been in Your possession or control in connection with Your employment by Power-One.  Your agreement specifically includes transfer and return of all keys to Power-One files, desks, etc., in Your possession, and disclosure to Power-One of all computer or other electronic storage system passwords, access codes, or other electronic “keys.”  You agree that You will not remove from Power-One nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Power-One of which You gained knowledge or to which You gained access during Your employment.  You further agree that You will not reveal or disclose to any party or person any such confidential or proprietary information.  You agree to continue to comply with all third party nondisclosure agreements and obligations which relate to or arise from any work or services performed by You while employed by Power-One, which agreements relate to proprietary or confidential information of others to which You had access or of which You became knowledgeable during Your employment with Power-One.

(b)         Additionally, You agree that You will not remove from Power-One nor retain under Your control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or comparable item, asset, or property owned, licensed, or utilized by Power-One.  You acknowledge that You may be personally liable to the applicable owner for any misuse or misappropriation by You of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property rights in the item.  You acknowledge that You have returned to Power-One any and all such items which may have been previously used by You in any off site or remote office or work location The first sentence of this paragraph in no way prohibits You from securing, in Your own name and for Your own account, any such commercially available program, tool, aid, or item directly from the owner for Your own use.

(8)                                  Payment of Salary.  You agree that Power-One has paid all salary, wages, compensation, accrued vacation, commissions and any and all other benefits due to You for Your prior service to Power-One other than those noted in this Agreement as to accrue or be payable under this Agreement.

(9)                                  Release of Waivable Claims/Exclusion From Release.

(a)                                  You agree that the terms and agreements of this Agreement contemplate and are intended to provide for settlement in full and release of all outstanding waivable obligations which may be claimed to be owed to You by Power-One.

(b)                                 Your Release.                       You, on behalf of Yourself, your descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Power-One and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which You now own or hold or You have at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Your service as an officer, director, employee, member or manager of any Releasee, Your separation from Your position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement.  The covenant not to sue and the release and discharge recited above in the paragraph 9 (b) extends to and includes specifically, without limiting the generality or effectiveness of such covenant not to sue and the release and discharge recited above in the paragraph 9 (b):

(i)             any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance;

(ii)          any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, pension, retirement or any other fringe benefit, workers’ compensation or disability, or ;

(iii)       any Claim relating to, or arising from, Your right to purchase, or actual purchase of shares of stock of Power-One.

(c)                                  The foregoing Release as contained and recited in paragraph 9. (b) does not apply to any obligation of Power-One to You pursuant to any of the following: (1) Your rights to receive the severance benefits pursuant to the terms and conditions of this Agreement; (2) any right to indemnification that You may have pursuant to the Bylaws of Power-One, its Articles of Incorporation, the laws of the State of Delaware, or under any written indemnification agreement with Power-One (or any corresponding provision of any subsidiary or affiliate of Power-One) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that You may in the future incur with respect to Your service as an employee, officer or director of Power-One or any of its subsidiaries or affiliates; (3) with respect to any rights that You may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that You may have under COBRA; or

(5) any rights to payment of benefits that You may have under a retirement plan sponsored or maintained by Power-One that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  In addition, Your Release does not cover any Claim that cannot be so released as a matter of applicable law.  You acknowledge and agree that You have received any and all leave and other benefits that You have been and are entitled to pursuant to the Family and Medical Leave Act of 1993.

(10)                            Acknowledgment of Waiver of Claims under ADEA.          You specifically acknowledge that You are waiving and releasing any rights You may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and that this waiver and release is knowing and voluntary.  You acknowledge that Your waiver and release of rights under this paragraph extends to Power-One and all respective parties as outlined in Paragraph 9, and includes Your specific agreement not to sue for claims under the ADEA.  You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which You were already entitled.  Nothing in this Agreement prevents or precludes You from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

(11)                            Civil Code Section 1542.  You represent that You are not aware of any claim by You other than the waivable claims that are to be released by this Agreement.  You acknowledge that You have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You, being aware of this California Civil Code section, agree to expressly waive any rights You may have under it, as well as under any other statute or common law principles of similar effect as they pertain to the released matters as stated in paragraphs 9 and 10 above.

(12)                            Good Behavior.  You promise and agree that for a period of one (1) year following the Separation Date, You will not by any means issue or communicate any private or public statement that may be critical or disparaging of any member of Power-One or its affiliates, or any of their respective products, services, officers, directors or employees.  Power-One promises and agrees that it will not by any means issue or communicate any private or public statement that may be critical or disparaging of You.  However, nothing in this paragraph shall affect Your or Power-One’s ability or obligation to provide complete and truthful testimony or other information in connection with any (i) governmental and/or regulatory investigation or proceeding, (ii) required public, governmental or regulatory disclosure or filing, or (iii) pleadings, discovery and/or trial in litigation.  In addition, each party agrees it will not engage in any conduct which seeks to interfere illegally with the contracts and relationships (e.g. customers, employees, suppliers, etc.) of the other.

(13)                            Post-Termination Cooperation.  You agree to provide Power-One in a timely manner with all reasonable and necessary cooperation following Your separation with Power-One, which cooperation is required to wrap up any and all outstanding work requirements, projects in process, matters, debts, arrangements, payables, etc., connected with Your prior full time service with Power-One.  Such cooperation as applicable will include, but not be limited to:

(a)          except as may otherwise be expressly noted in this Agreement, accounting for and/or arranging, as and at such time as directed by Power-One, an appropriate and timely return to Power-One or disposition of all Power-One property in Your possession (e.g., computer equipment, telephones, pagers, files (paper and/or electronic, etc.);

(b)         reconciling and completing all outstanding expense reports, travel arrangements, etc.;

(c)          closing out and paying off any credit card balances associated with any Power-One provided or sponsored credit card arrangements (e.g., American Express, phone cards, etc.);

(d)         except as otherwise noted in this Agreement, closing out and paying off any cell phone, pager, special email, or other comparable accounts associated with Your employment with Power-One;

(e)          assisting with any arrangements related to any remote office space which may have been provided for Your use by Power-One; and

(f)            advising Power-One of all scheduled meetings, appointments, commitments, etc., You have on Your calendar which may need follow-up or further action by Power-One.

The preceding listing of items of cooperation is not intended to be exhaustive.  You acknowledge that Your obligation to provide “wrap-up” cooperation to Power-One, and in providing final accounting reconciliation of all applicable matters and return of all Power-One property and items as requested by Power-One, is a material and an on-going obligation under this Agreement which continues until all applicable matters are closed.  You agree to provide such cooperation in good faith to Power-One to ensure that all matters connected with Your release from employment with Power-One are attended to promptly, completely, and in a manner which complies in spirit and intent with the provisions of this paragraph 13.  You further acknowledge and agree that Power-One may be entitled to adjust, offset, reduce or otherwise apply any amount otherwise payable to You under this Agreement in the event You do not provide Power-One with the cooperation called for under this paragraph 13.  Any such action by Power-One will be in such amount(s) as Power-One determines in good faith is necessary to compensate Power-One in the reasonable amount necessary to effect the purposes of this paragraph 13,

(14)                            Non-Solicitation.  You agree that for a period of twelve months following Your Separation Date, You shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Power-One, to perform work or services in any capacity for any other person or entity other than Power-One; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Power-One.

(15)                            Tax Consequences.  Power-One makes no representations or warranties with respect to the tax consequences of the payment of any sums to You under the terms of this Agreement.  You agree and understand that You are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by Power-One and any penalties or assessments thereon.  You further agree to indemnify and hold Power-One harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against Power-One for any amounts claimed due on account of Your failure to pay federal or state taxes or damages sustained by Power-One by reason of any such claims, including reasonable attorneys’ fees.

(16)                            No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed waivable claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement will be considered (a) an admission of the truth or falsity of any claims previously made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

(17)                            Authority.  Power-One represents and warrants that the undersigned has the authority to act on behalf of Power-One and to bind Power-One and all who may claim through it to the terms and conditions of this Agreement.  You represent and warrant that You have the capacity to act on Your own behalf and on behalf of all who might claim through You to bind them to the terms and conditions of this Agreement.  You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the Claims or causes of action released herein.

(18)                            No Representations.  Neither party has relied upon any representations or statements made by the other party to this Agreement which are not specifically set forth in this Agreement.

(19)                            Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(20)                            Successors-  This Agreement is personal to You and shall not, without the prior written consent of Power-One, be assignable by You.  However, should You die during the Payment Period, then, so long as You had not theretofore materially breached Your obligations under this Agreement, (and such material breach remains uncured following notice thereof) Power-One agrees to continue to provide the Consideration/Severance Benefits recited in paragraph (4) above to the end of the Payment Period and as otherwise recited in paragraph (4) for COBRA rights or payments for the time remaining from Your death to the expiration of the applicable time noted in the applicable paragraph, to Your heirs or his estate, as applicable.

(21)                            Entire Agreement.  This Agreement represents the entire agreement and understanding between Power-One and You concerning Your separation from Power-One, and supersedes and replaces any and all prior agreements and understandings concerning Your relationship with Power-One and Your compensation by Power-One.

(22)                            No Oral Modification.  This Agreement may only be amended in writing, signed by You and the Chief Executive Officer of Power-One.

(23)                            Governing Law/Enforcement.  This Agreement shall be governed by the laws of the State of California.  Jurisdiction over and venue for any action initiated in relation to this Agreement will rest in the Superior Court of California, County of Ventura.  In the event either party initiates legal action seeking enforcement of or compliance with the terms and conditions of this Agreement, the prevailing party in any such legal action will be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney and consultant fees.

(24)                            Effective Date.  This Agreement is effective seven days after it has been signed by both Parties, unless otherwise revoked by You within the seven (7) day period.

(25)                            Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(26)                            Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all waivable claims.  The Parties acknowledge that:

(a)                                                          They have read this Agreement;

(b)                                                         They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                      They understand the terms and consequences of this Agreement and of the releases it contains;

(d)                                                         They are fully aware of the legal and binding effect of this Agreement.

POWER-ONE, INC.

Dated: August 19, 2008	By:	/s/	CLARA SHOKAT-FADAI
Clara Shokat-Fadai,
VP Global Human Resources

ACCEPTED AND AGREED TO

Dated: August 19, 2008		/s/	JEFFREY J. KYLE
Jeffrey J. Kyle